Exhibit 10.1

Expense Support and Restricted Stock Agreement

This Expense Support and Restricted Stock Agreement (this “Expense Support Agreement”) is made effective as of July 1, 2013 (the “Commencement Date”) by and among CNL Healthcare Properties, Inc. (the “Company”) and CNL Healthcare Manager Corp. (the “Property Manager”).

WHEREAS, the Company maintains on file with the U. S. Securities and Exchange Commission an effective registration statement on S-11 (File No. 333-168129), and amendments thereto, covering the continuous offering and sale of the Company’s common stock pursuant to the Securities Act of 1933, as amended (the “Registration Statement”); and

WHEREAS, the Company is a REIT and, similar to other REITs, monitors its modified funds from operations, as defined below (“MFFO”) and has incurred, and continues to incur a certain level of operating expenses; and

WHEREAS, the Company and CNL Healthcare Corp. (the “Advisor”) have entered into the Advisory Agreement dated as of June 8, 2011, as amended by a First Amendment to Advisory Agreement dated as of October 5, 2011, as further amended by a Second Amendment to Advisory Agreement dated as of March 20, 2013 (the “Advisory Agreement”); and

WHEREAS, pursuant to the Expense Support and Restricted Stock Agreement between the Company and the Advisor effective April 1, 2013 (the “Advisor Expense Support Agreement”), the Company and the Advisor have determined that it is appropriate and in the best interests of the Company to reduce its operating expenses relative to its invested assets and to that effect have agreed that the Advisor shall provide expense support to the Company through forgoing the payment of advisor and other fees and reimbursements due the Advisor under the Advisory Agreement in cash and accepting restricted common stock of the Company for services; and

WHEREAS, the Company and the Property Manager have entered into an Property Management and Leasing Agreement dated as of June 28, 2012, (the “Property Management Agreement”); and

WHEREAS, the Company and the Property Manager have determined that it is appropriate and in the best interests of the Company to further reduce its operating expenses relative to its invested assets.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Advisory Agreement.

1)

Expense Support. Beginning on the Commencement Date and continuing until terminated as provided herein, in the event the Advisor Expense Support Amount calculated pursuant to the Advisor Expense Support Agreement is less than (a) aggregate stockholder cash Distributions declared for the applicable quarter, over (b) the Company’s aggregate MFFO for the same period, then the Property Manager shall provide expense support to the Company through forgoing the payment of fees including expense reimbursements in cash and accepting restricted common stock of the Company for services as provided herein, in an amount equal to such shortfall (the “Property Manager Expense Support Amount”). The Property Manager Expense Support Amount shall be determined for each calendar quarter of the Company, on a non-cumulative basis, after calculation of the Advisor Expense Support Amount pursuant to the Advisor Expense Support Agreement each such quarter-end date, a “Determination Date.” The Property Manager Expense Support Amount will be credited by the Property Manager to the Company in satisfaction of property management and other fees and expenses owed to the Property Manager under the Property Management Agreement, at the Property Manager’s discretion. For purposes of this Agreement, MFFO shall have the same meaning as such term is defined in the Company’s Form 10-Q and Form 10-K as filed pursuant to the Securities Exchange Act of 1934, as amended.

2)	Grant of Restricted Stock. In exchange for services rendered under the Property Management Agreement and in consideration of the expense support provided by the Property Manager as set forth in Section 1, the Company shall issue to the Property Manager, within ninety (90) days following each Determination Date, a number of shares of Common Stock (the “Restricted Stock”) equal to the quotient of the Property Manager Expense Support Amount for the preceding quarter divided by the then-current public offering price per share of Common Stock, on the terms and conditions and subject to the restrictions set forth in this Agreement.

3)	Restricted Period; Vesting. Except as otherwise provided herein, the Restricted Stock will vest immediately prior to or upon the occurrence of a Liquidity Event in which the Company’s stockholders will receive (i) total Distributions in an amount equal to 100% of the Invested Capital, and (ii) an amount sufficient to pay the Stockholders a Priority Return (the “Vesting Threshold”). The period between the Commencement Date and the date of the Liquidity Event is referred to as the “Restricted Period”. Prior to the occurrence of the Liquidity Event, the Board shall determine whether the Vesting Threshold is anticipated to be met and whether the Restricted Stock will be forfeited or will vest, and upon such determination the Restricted Stock will immediately and permanently vest, or be immediately and permanently forfeited. In all cases the Restricted Stock will either vest or be forfeited prior to the declaration of a Distribution related to the Liquidity Event. If the Restricted Stock does not vest after the Restricted Period, the Restricted Stock shall be immediately and permanently forfeited.

4)

Termination of Property Management Agreement. In the event the Property Management Agreement is terminated without Cause by the Company, during the Restricted Period, the Restricted Stock will vest upon such termination (the “Termination Date”) if the Board of Director’s most recent estimated net asset value (“NAV”) per share of Common Stock plus total Distributions received by Stockholders prior to the Termination Date is equal to or greater than the Vesting Threshold as calculated through the Termination Date. If the Board of Directors has not conducted an evaluation of the Company’s NAV per share of Common Stock as of the Termination Date, or if the Vesting Threshold is not met as aforesaid, the Restricted Stock shall be immediately and permanently forfeited. If the Restricted Stock does not vest at the Termination Date pursuant to this Section 4, the Restricted Stock shall be immediately and permanently forfeited. If the Company terminates the Property Management Agreement for Cause during the Restricted Period, the Restricted Stock shall be immediately and permanently forfeited. If the Property Manager terminates the Property Management Agreement during the Restricted Period, the Restricted Stock shall be immediately and permanently forfeited.

5)	Restrictions. Subject to any exceptions set forth in this Agreement, during the Restricted Period, the Restricted Stock or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Property Manager. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Stock will be forfeited by the Property Manager and all of the Property Manager’s rights to such shares shall immediately terminate without any payment or consideration by the Company.

6)	Rights as Stockholder; Dividends.

a)	The Property Manager shall be the record owner of the Restricted Stock until the shares of Common Stock are sold or otherwise disposed of, and shall be entitled to all of the rights of a stockholder of the Company including, without limitation, the right to vote such shares (to the extent permitted by the Articles) and receive all dividends and other distributions paid with respect to such shares. All dividends or other distributions actually paid to the Property Manager in connection with the Restricted Stock shall vest immediately and will not be subject to forfeiture.

b)	The Company may issue stock certificates or evidence the Property Manager’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Restricted Stock represented by such stock certificates vests.

c)	If the Restricted Stock is forfeited in accordance with Sections 3, 4 or 5 of this Agreement, the Property Manager shall, on the date of such forfeiture, no longer have any rights as a stockholder with respect to the Restricted Stock and shall no longer be entitled to vote or receive dividends or other distributions on such shares.

7)	REIT Status. The parties acknowledge and agree not to take any action that would impact the Company’s ability to qualify as a REIT, and further agree to amend this agreement if necessary to allow the Company to continue to qualify as a REIT.

8)	Term and Termination of Agreement. This Agreement shall remain in effect until December 31, 2013, unless otherwise terminated pursuant to this Section 8. This Agreement may be terminated by either party upon thirty (30) days prior written notice to the other party. This Agreement shall automatically terminate in the event of (a) the termination by the Company of the Property Management Agreement; (b) termination of the Advisor Expense Support Agreement; or (c) the dissolution or liquidation of the Company.

9)	Headings. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

10)	Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without reference to its conflicts of laws provisions).

11)	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

12)	Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto, and supersedes all prior agreements or understandings (whether written or oral), with respect to the subject matter hereof.

13)	Amendments and Counterparts. This Agreement may only be amended by mutual written consent of the parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

CNL HEALTHCARE PROPERTIES, INC.

By:	/s/ Stephen H. Mauldin
Name:	Stephen H. Mauldin
Title:	Chief Executive Officer

CNL HEALTHCARE MANAGER CORP.

By:	/s/ Robert A. Bourne
Name:	Robert A. Bourne
Title:	Vice Chairman